EXHIBIT 99.1
IDEX Announces Close of CVI Acquisition
LAKE FOREST, Ill., Jun 10, 2011 (BUSINESS WIRE) — IDEX Corporation (NYSE: IEX) announced today that it closed the acquisition of CVI Melles Griot. The Company previously announced that it had entered into a definitive purchase agreement by press release on May, 11 2011.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.